     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 1, 1996

                                                   Registration No. 333-________

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                               ------------------

                            SIGNATURE RESORTS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

           MARYLAND                                       95-4582157
  (State or other jurisdiction                         (I.R.S. Employer
of incorporation or organization)                     Identification No.)

  5933 WEST CENTURY BLVD., SUITE 210                         90045
     LOS ANGELES, CALIFORNIA                               (Zip Code)
(Address of principal executive offices)

                               ------------------

                     THE 1996 EQUITY PARTICIPATION PLAN AND
                        THE EMPLOYEE STOCK PURCHASE PLAN
                    FOR EMPLOYEES OF SIGNATURE RESORTS, INC.

                               ------------------

                                                          Copy to:
       ANDREW D. HUTTON, ESQ.                     EDWARD SONNENSCHEIN, JR., ESQ.
VICE PRESIDENT AND GENERAL COUNSEL                      LATHAM & WATKINS
     SIGNATURE RESORTS, INC.                          633 WEST FIFTH STREET
5933 WEST CENTURY BLVD., SUITE 210                         SUITE 4000
  LOS ANGELES, CALIFORNIA 90045                   LOS ANGELES, CALIFORNIA 90071
         (310) 348-1000                                  (213) 485-1234

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                        Calculation of Registration Fee

-------------------------------------------------------------------------------------------------------------
                                                                           Proposed
                                      Amount          Proposed              Maximum
                                    of Shares         Maximum              Aggregate         Amount of
  Title of Each Class of              to be        Offering Price          Offering         Registration
Securities to be Registered        Registered      Per Share(1)            Price(1)            Fee (1)
-------------------------------------------------------------------------------------------------------------
Common Stock,
$.01 par value                        2,250,000          $31.50             $70,312,500        $21,307

(1) Calculated pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low prices reported in the consolidated reporting system on October 29, 1996, a date within five business days prior to the date of filing of the registration statement.

                                     PART I

Item 1.  Plan Information

       Not required to be filed with this Registration Statement.


Item 2.  Registrant Information and Employee Plan Annual Information

       Not required to be filed with this Registration Statement.


                                    PART II

Item 3.  Incorporation of Documents by Reference

       The following documents filed with the Securities and Exchange Commission (the "Commission") by Signature Resorts, Inc., a Maryland corporation (the "Company" and the "Registrant"), are incorporated as of their respective dates in this Registration Statement by reference:

       (a) The final prospectus used in connection with the Company's initial public offering of the Company's common stock, par value $.01 per share (the "Common Stock"), as included in Amendment No. 4 to the Company's Registration Statement on Form S-1 (File No. 333-06027) filed with the Commission, on August 15, 1996; and

       (b) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on August 13, 1996.


       All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post- effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.  Description of Securities

       Not applicable.


Item 5.  Interests of Named Experts and Counsel

       Not applicable.

Item 6.  Indemnification of Directors and Officers

       Maryland law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit, or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of the Company or its stockholders to obtain other relief, such as an injunction or rescission.

       The Company's Charter and Bylaws require the Company to indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by Maryland law.

       The Maryland General Corporation Law presently permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to the corporation, unless it is established that (i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding, and (l) was committed in bad faith or (2) was the result of active and deliberate dishonesty; or (ii) the indemnified party actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

       The Company has obtained a directors and officers liability insurance policy with total coverage in the aggregate amount of $15 million. The directors and officers liability insurance insures (i) the directors and officers of the Company from any claim arising out of an alleged wrongful act by such persons while acting as directors and officers of the Company, (ii) the Company to the extent that it has indemnified the directors and officers for such loss, and (iii) the Company for losses incurred in connection with claims made against the Company for covered wrongful acts.

Item 7.  Exemption from Registration Claimed

       Not applicable.

Item 8.  Exhibits

       5.1   Opinion of Latham & Watkins

       23.1  Consent of Latham & Watkins (included as part of Exhibit 5.1)

       23.2  Consent of Ernst & Young, LLP

       23.3  Consent of Coopers & Lybrand, LLP

       24.1  Power of Attorney (included on page 5)

Item 9.  Undertakings

       (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information included in a post-effective amendment by those paragraphs contained in periodic reports filed by the Registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles, California, on this 1st day of November, 1996.

                                        SIGNATURE RESORTS, INC.



                                        By: /s/ Andrew D. Hutton
                                            ----------------------------------
                                            Andrew D. Hutton
                                            Vice President and General Counsel


                               POWER OF ATTORNEY

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacity and on the dates indicated. Each person whose signature appears below hereby authorizes Andrew J. Gessow, Steven C. Kenninger and Andrew D. Hutton, as attorney-in-fact, with full power of substitution, to sign on his behalf, individually and in such capacity stated below, and to file any amendments, including post-effective amendments or supplements to this Registration Statement.

      SIGNATURE                         TITLE                        DATE
      ---------                         -----                        ----

/s/ Osamu Kaneko         Chairman of the Board and Chief       November 1, 1996
-----------------------  Executive Officer (Principal
Osamu Kaneko             Executive Officer)

/s/ Andrew J. Gessow     Director and President                November 1, 1996
-----------------------
Andrew J. Gessow

/s/ Steven C. Kenninger  Director, Chief Operating Officer     November 1, 1996
-----------------------  and Secretary
Steven C. Kenninger

/s/ Charles C. Frey      Chief Financial Officer and           November 1, 1996
-----------------------  Treasurer (Principal Financial and
Charles C. Frey          Accounting Officer)

/s/ James E. Noyes       Executive Vice President and          November 1, 1996
-----------------------  Director
James E. Noyes


/s/ Juergen Bartels      Director                              November 1, 1996
----------------------
Juergen Bartels

/s/ Stanford R. Climan   Director                              November 1, 1996
----------------------
Sanford R. Climan

/s/ Joshua S. Friedman   Director                              November 1, 1996
----------------------
Joshua S. Friedman

/s/ W. Leo Kiely III     Director                              November 1, 1996
----------------------
W. Leo Kiely III

                               INDEX TO EXHIBITS

EXHIBIT                                                                PAGE
-------                                                                ----
5.1     Opinion of Latham & Watkins

23.1    Consent of Latham & Watkins (included in Exhibit 5.1)

23.2    Consent of Ernst & Young, LLP

23.3    Consent of Coopers & Lybrand, LLP

24.1    Power of Attorney (included on page 5 of this Registration
        Statement)